EXHIBIT 99.1

FDA Schedules Advisory Committee Meeting To Discuss Secondary Hypogonadism

  Repros Therapeutics to participate as a Sponsor -- developing a therapy specifically designed to treat secondary hypogonadism

THE WOODLANDS, Texas, Sept. 26, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today noted that it will participate as a sponsor in a forthcoming public advisory committee meeting of the Bone, Reproductive and Urologic Drugs Advisory Committee recently announced by the Food and Drug Administration (FDA). The general function of the committee is to provide advice and recommendations to the FDA on the FDA's regulatory issues. The meeting, to be held on December 6, 2016, from 8 a.m. to 5 p.m., will be open to the public.

The announced agenda follows:

“Agenda: The committee will discuss appropriate clinical trial design features, including acceptable endpoints for demonstrating clinical benefit, for drugs intended to treat secondary hypogonadism while preserving or improving testicular function, including spermatogenesis.”

Parties interested in obtaining additional information should reference the appropriate government website.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to the timing and nature of the results of clinical studies and the impact of such results. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including risks that additional phases of clinical studies may not be successfully undertaken or completed, that the FDA may not ultimately approve the product candidate, the risk that any marketing approvals, if granted, may have significant limitations on use, that even if an NDA is approved, the Company may not be able to successfully commercialize the product candidate, risks relating to the Company's ability to protect its intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

CONTACT:
Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com